    ALLEGHENY ENERGY SOLUTIONS, INC.
    STATEMENT OF INCOME
    FOR THE PERIODS ENDED DECEMBER 31, 1997

                                             Three Month     Year
                                                Ended        Ended

    OPERATING REVENUES:
       Residential                              $420,622     $420,622
       Commercial                                548,974      548,974
       Industrial                                246,398      246,398
          Total Operating Revenues             1,215,994    1,215,994

    OPERATING EXPENSES:
      Power costs:
          Purchased Power                        914,947      914,947
      Customer Accounting & Services           1,270,467    2,747,384
      Administrative & General                   817,848      846,339
          Total Operation & Maintenance        3,003,262    4,508,670

       Depreciation                                2,916        2,916
       Taxes other than income taxes                 481      (19,488)
       Federal and state income taxes           (255,472)    (775,376)
                  Total Operating Expenses     2,751,187    3,716,722
                  Operating Income            (1,535,193)  (2,500,728)

    Other Income, Net                          1,060,745    1,060,745


    Net Income                                 ($474,448) ($1,439,983)

                                 Unaudited






    Unaudited